Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

SC TO

Brookfield Infrastructure Income Fund Inc.

Table 1 to Paragraph (a)(7)

Line Item Type	Notes	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to be Paid	(1)	$250,802,631.54	0.0001381	$34,635.85

Total Transaction Valuation:		$250,802,631.54
Total Fees Due for Filing:				$34,635.85
Total Fees Previously Paid:
Total Fee Offsets:				635.81
Net Fee Due:				$34,000.04

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Offering Note(s)

(1)	The total transaction valuation is estimated for purposes of calculating the amount of the filing fee. Calculated as the aggregate maximum purchase price of shares of common stock (the “Shares”) of Brookfield Infrastructure Income Fund Inc. (the “Fund”) that are offered in the tender offer, based upon the net asset value per share as of December 31, 2025.

The amount of the filing fee, calculated in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified by Order Making Fiscal Year 2026 Annual Adjustments to Registration Fee Rates (Release Nos. 33-11384; 34-103768 / August 25, 2025), equals $138.10 per million dollars of the value of the transaction.

Table 2 to Paragraph (a)(7)

Line Item Type	Notes	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims	(1)		Schedule TO	005-94459	05/29/2024		$635.81	$
Fee Offset Sources		Brookfield Infrastructure Income Fund Inc.	Schedule TO	005-94459		08/26/2025			635.81

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Explanation of the basis for claimed offset:

(1)	An aggregate fee of $5,337.35 was paid with the filing of the Schedule TO-I by the Fund (File No. 005-94459) on August 26, 2025 (the “August 2025 Schedule TO-I”). Pursuant to Rule 0-11(a)(2) under the Exchange Act, a portion $5,337.35 of the filing fees remaining from the August 2025 Schedule TO-I was used to offset the final transaction fee due for the Schedule TO-I filed by the Fund on November 25, 2025. Pursuant to Rule 0-11(a)(2) under the Exchange Act, all $635.81 of the filing fees remaining from the August 2025 Schedule TO-I are being used to offset a portion of the filing fee due in connection with this Schedule TO-I.